							Exhibit 12

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth information regarding our consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods shown. For purposes of determining the below ratios, earnings consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and adjusted for interest capitalized, preference security dividend requirements of consolidates subsidiaries and non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, an estimate of the interest within rental expense, and preference security dividend requirements of consolidated subsidiaries.

	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Consolidated Ratio of earnings to fixed charges	*	*	2.0	1.3	*	*
Consolidated Ratio of earnings to fixed charges
and preferred stock dividends	*	*	1.8	*	*	*

_____________
* Earnings for the reporting period were inadequate to cover total fixed charges and/or total fixed charges and preferred dividends. The coverage deficiencies for total fixed charges for the years ended December 31, 2013, 2012, 2009 and 2008 were $6.4 million , $113.1 million, $417.3 million and $339.4 million, respectively. The coverage deficiencies for the combined fixed charges and preferred stock dividends for the years ended December 31, 2013, 2012, 2010, 2009 and 2008 were $25.5 million, $132.2 million, $158.6 million, $535.6 million and $375.1 million respectively.

INFORMATION REGARDING COMPUTATION OF
RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Ratio of Earnings to Fixed Charges

(Dollars in thousands)	2013	2012	2011	2010	2009	2008
Earnings:
Income/(loss) before income taxes (a)	$ (6,422)	$ (113,122)	$ 138,415	$ 40,350	$ (417,328)	$ (340,418)
Add: Fixed Charges, net	100,444	116,802	138,737	158,841	227,702	731,287
Add: Distributed income of equity investees	-	-	-	-	-	1,009
Income/(loss) before income taxes	$ 94,022	$ 3,680	$ 277,152	$ 199,191	$ (189,626)	$ 391,878
and fixed charges, net

Fixed Charges:
Total interest expense	$ 94,679	$ 110,286	$ 131,605	$ 149,448	$ 216,471	$ 711,643
Interest factor in rents	5,765	6,516	7,132	9,393	11,231	19,644
Total fixed charges	$ 100,444	$ 116,802	$ 138,737	$ 158,841	$ 227,702	$ 731,287

Ratio of earnings to fixed charges	*	*	2.0	1.3	*	*

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Earnings:
Income/(loss) before income taxes (a)	$ (6,422)	$ (113,122)	$ 138,415	$ 40,350	$ (417,328)	$ (340,418)
Add: Fixed Charges, net	100,444	116,802	138,737	158,841	227,702	731,287
Add: Distributed income of equity investees	-	-	-	-	-	1,009
Income/(loss) before income taxes	$ 94,022	$ 3,680	$ 277,152	$ 199,191	$ (189,626)	$ 391,878
and fixed charges, net

Fixed Charges:
Total interest expense	$ 94,679	$ 110,286	$ 131,605	$ 149,448	$ 216,471	$ 711,643
Interest factor in rents	5,765	6,516	7,132	9,393	11,231	19,644
Preferred stock dividends (b)	19,108	19,108	19,056	198,954	118,312	35,715
Total fixed charges and preferred
stock dividends	$ 119,552	$ 135,910	$ 157,793	$ 357,795	$ 346,014	$ 767,002

Ratio of earnings to fixed charges
and preferred stock dividends	*	*	1.8	*	*	*
*	Earnings for the reporting period were inadequate to cover total fixed charges and/or total fixed charges and preferred dividends. The coverage deficiencies for total fixed charges for the years ended December 31, 2013, 2012, 2009 and 2008 were $6.4 million, $113.1 million, $417.3 million and $339.4 million, respectively. The coverage deficiencies for the combined fixed charges and preferred stock dividends for the years ended December 31, 2013, 2012, 2010, 2009 and 2008 were $25.5 million, $132.2 million, $158.6 million, $535.6 million and $375.1 million respectively.

(a)	Pre-tax earnings from continuing operations excluding income attributable to noncontrolling interests and income/loss from equity investees.

(b)	The preferred dividend amounts represent pre-tax earnings required to cover total dividends on preferred stock. 2010, 2009 and 2008 amounts include pre-tax earnings required to cover dividends on Fixed Rate Cumulative Perpetual Preferred Stock, Series CPP.